GeneThera, Inc.’s Transfer Agent Requesting Beneficial Shareholders List from Brokerage Firms

Wheat Ridge, CO, May 31, 2007--MARKET WIRE--GeneThera, Inc.’s (OTCBB: GTHA - News) transfer agency in charge of processing transfers, GTI Corporate Transfer Agents, LLC announced their request for the brokerage firms to provide GTHA beneficial shareholders list as of record date May 21, 2007 in order to pay the dividend for each shareholder. The brokerage firms must provide the shareholder’s legal name, address, and tax id and/or social security number.

Information can be sent to GTI Corporate Transfer Agents, LLC, attention Ms. Laura Bryan at 3930 Youngfield Street, Suite Number 2, Wheat Ridge, CO 80033. The brokerage firm(s) can also choose to fax the data to the following number: 303/463-6377; if via electronically, please send it to gticorporatetransfer@yahoo.com.

If there are any inquiries, please contact Ms. Laura Bryan at the office 303/463-6375 from 9:00 a.m. to 5:00 p.m. Mountain Standard Time.

About GeneThera, Inc.

GeneThera, Inc. is a molecular biotechnology company located in Wheat Ridge, CO. The Company provides genetic diagnostic solutions for the veterinary and agricultural industries with future plans to include the health-care industry. The Company's proprietary diagnostic solution is based on a genetic expression assay, GEA, a protocol designed to function on a highly automated Fluorogenic PCR platform. This platform enables GeneThera to offer tests that are presently not available from other technologies. The GEA is designed for a host of individual diseases, the current priority being Mad Cow Disease, Chronic Wasting Disease, a disease affecting elk and deer in North America; E.Coli 0157:H7 and Johnne's Disease, diseases affecting cattle worldwide.

Safe Harbor Statement: This News Release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities & Exchange Act of 1934, as amended, with respect to corporate objectives, projections, estimates, operations, acquisition and development of various interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

GeneThera, Inc.

Tannya Irizarry, 303-463-6371

http://www.genethera.net